Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Third Quarter 2011 Financial Results

Keryx to Host Investor Conference Call Tomorrow, Thursday, November 3, 2011 at 8:30am EDT

NEW YORK, November 2, 2011 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease (the “Company”), today announced its results for the third quarter ended September 30, 2011.

At September 30, 2011, the Company had cash, cash equivalents, interest receivable and investment securities of $47.2 million.  During the third quarter ended September 30, 2011, the Company received approximately $1.8 million in proceeds from the exercise of stock options.

The net loss for the third quarter ended September 30, 2011 was $10.2 million, or $0.15 per share, compared to a net loss of $5.8 million, or $0.10 per share, for the third quarter in 2010, representing an increase in net loss of $4.4 million.  Other research and development expenses for the third quarter ended September 30, 2011, increased by $4.7 million, as compared to the third quarter of 2010, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs.  The net loss for the third quarter ended September 30, 2011, included $0.5 million of non-cash compensation expense related to equity incentive grants.

The net loss for the nine months ended September 30, 2011 was $19.7 million, or $0.30 per share, compared to a net loss of $15.0 million, or $0.26 per share, for the comparable period in 2010, representing an increase in net loss of $4.7 million.  The nine months ended September 30, 2011 included license revenue of $5.0 million related to a milestone payment from the Company’s Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd., for their commencement of a Phase 3 clinical program of ferric citrate in Japan. Other research and development expenses for the nine months ended September 30, 2011, increased by $9.9 million, as compared to the comparable period in 2010, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs.  The net loss for the nine months ended September 30, 2011, included $1.6 million of non-cash compensation expense related to equity incentive grants.

Commenting on the quarter, Ron Bentsur, the Company's Chief Executive Officer, said, "During the third quarter, we continued to move our Phase 3 programs forward, including the completion of patient enrollment into our Phase 3 studies for Perifosine in metastatic colorectal cancer and Zerenex in hyperphosphatemia.  We eagerly await the data from our Phase 3 studies in 2012."  Mr. Bentsur continued, "Our financial position remains strong and we are well capitalized to continue to execute on our business plan."

The Company will host an investor conference call tomorrow, Thursday, November 3, 2011, at 8:30am EDT, to discuss the Company’s third quarter financial results and provide a business outlook for the remainder of 2011.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA.  Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com
Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUE:
License revenue	$--	$--	$5,000	$--

OPERATING EXPENSES:
Research and development:
Non-cash compensation	152	322	616	998
Other research and development	8,620	3,901	19,533	9,584
Total research and development	8,772	4,223	20,149	10,582

General and administrative:
Non-cash compensation	320	291	948	959
Other general and administrative	1,263	1,419	3,951	3,673
Total general and administrative	1,583	1,710	4,899	4,632

TOTAL OPERATING EXPENSES	10,355	5,933	25,048	15,214

OPERATING LOSS	(10,355)	(5,933)	(20,048)	(15,214)

OTHER INCOME:
Interest and other income, net	108	85	300	197

NET LOSS	$(10,247)	$(5,848)	$(19,748)	$(15,017)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.15)	$(0.10)	$(0.30)	$(0.26)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	70,483,909	59,324,661	66,139,443	58,219,823

Balance Sheet Information:
	September 30, 2011 (unaudited)	December 31, 2010*
Cash, cash equivalents, interest receivable
and short-term investment securities	$47,161	$28,512
Total assets	51,454	32,114
Accumulated deficit	(361,512)	(341,764)
Stockholders’ equity	38,894	23,248

* Condensed from audited financial statements.